EXHIBIT 99.2

The following disclosure should be read in conjunction with the proxy statement/prospectus filed with the Securities and Exchange Commission and mailed to SPS shareholders, including the documents incorporated by reference into the proxy statement/prospectus.  You may obtain copies of the proxy statement/prospectus and other documents filed with the Securities and Exchange Commission, free of charge, at the SEC’s website (www.sec.gov).

•                  Set forth below for each director and executive officer of SPS are the number of in-the-money option shares vested and the number of in-the-money option shares that will be accelerated in connection with the merger based on stock options outstanding as of September 26, 2003.  The amounts listed below should be read in conjunction with the stock option table and aggregate settlement amounts disclosed on pages 11 and 57 of the proxy statement/prospectus.

Name	Vested Option Shares	Accelerated Option Shares
Charles W. Grigg	123,822	16,000
Richard W. Kelso	486	—
James F. O’Connor	2,008	940
Eric M. Ruttenberg	5,486	940
Raymond P. Sharpe	5,132	940
James W. Zug	—	940
John S. Thompson	51,933	110,000
William M. Shockley	26,310	41,000
James D. Dee	16,600	7,900
Thomas S. Cross	11,500	7,000
Margaret B. Zminda	7,000	6,000
Thomas W. McDonnell	3,000	7,000
Total	253,277	198,660

•                  As discussed on pages 11 and 58 of the proxy statement/prospectus, if certain severance payments are determined to be excess parachute payments under Section 280G of the Internal Revenue Code, then the amount payable to the applicable executive will include an additional gross-up amount payment so that, after payment of the applicable excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, such executive will retain approximately the same net after-tax amounts that he or she would have retained if there were no excise tax.  The executives and non-corporate executives listed below may be entitled to receive gross-up payments depending on the occurrence of certain future events.  The estimated gross-up payments set forth below were calculated as of the date of the merger agreement and are subject to change depending on, among other factors, the timing of the completion of the merger, fluctuations in interest rates and the ultimate retention by PCC of any non-corporate executives.

Name	Estimated Gross-Up Amount
John S. Thompson	$2,073,418
William M. Shockley	$766,635
James D. Dee	$538,386
Thomas S. Cross	$163,614
Thomas W. McDonnell	$166,511
Joseph I. Snowden	$778,512
John L. Gburek	$478,109
Gordon H. McNeil	$298,898